Exhibit 99.1

HURON CONSULTING GROUP INC.

SUPPLEMENTAL CALCULATIONS

IN THOUSANDS
Estimated 2005 Revenues	$183,000	to	$187,000

Mid-point of Estimated 2005 Revenues	$185,000
Estimated Net Income Margin (1)	10%

Forecasted 2005 Net Income Excluding Stock-based Compensation	$18,500	[A]
Estimated 2005 Stock-based Compensation, net of tax (2)	(4,000)

Forecasted 2005 GAAP Net Income	$14,500	[B]

Estimated Weighted-average Shares Outstanding - GAAP
Q4-2004 Weighted-average Shares - Diluted	16,101
Add: Shares Issued in IPO Weighted Difference (3)	435
Add: Other Stock Activity - Estimated (4)	464

Estimated 2005 Weighted-average Shares - Diluted	17,000	[C]

Estimated GAAP Earnings Per Share	$0.85	[B] / [C]

Estimated Shares Outstanding and Shares Issuable Upon Exercise of Outstanding Stock Options
Shares Outstanding (including Restricted Stock) at 12/31/04	16,365
Stock Options Outstanding at 12/31/04	1,665

	18,030
Estimated Growth Due to Other Stock Activity (5)	3.5%

Estimated 2005 Shares	18,661	[D]

Forecasted 2005 Net Income Excluding Stock-based Compensation per Estimated 2005 Share	$0.99	[A] / [D]

Notes:
(1)	Exclusive of stock-based compensation expense.
(2)	Based on the intrinsic value method and includes stock-based awards outstanding at December 31, 2004, as well as additional stock-based awards anticipated for 2005. Does not include the impact of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.
(3)	Shares issued in IPO	3,333
	Weighted for Q4-04 (outstanding 80 days out of 92 days in Q4-2004)	2,898

	Difference	435

(4)	Represents additional dilution, using the Treasury Stock method, resulting from stock option exercises, restricted stock vesting and additional stock-based awards anticipated for 2005.
(5)	Represents estimated growth in shares resulting from stock option exercises, restricted stock vesting and additional stock-based awards anticipated for 2005.

These supplemental calculations include projections of future earnings, shares outstanding, etc. These calculations are based on projections that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these calculations. These calculations reflect our current expectation about our future results, shares outstanding, levels of activity, performance or achievements, including without limitation, that our business continues to grow at the current expectations; that we are able to expand our service offerings through our existing consultants and new hires; and that existing market conditions do not change from current expectations.